EXHIBIT 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

GPO PLUS, INC.

I. Designation and Amount; Dividends.

A. Designation. The designation of said series of preferred stock shall be the Series D Convertible Preferred Stock, $0.0001 par value per share (the “Series D Preferred Stock”) of GPO Plus, Inc. (the “Company”).

B. Number of Shares. The number of shares of Series D Preferred Stock authorized shall be Twenty-Five Million (25,000,000) shares.

C. Dividends. In the event that the Company’s Board of Directors declares a dividend payable to holders of any class of stock, the holder of each share of Series D Preferred Stock shall be entitled to receive a cumulative dividend, in each case equal in amount and kind to that payable to the holder of the number of shares of the Company’s common stock (“Common Stock”) into which that holder’s Series D Preferred Stock could be converted on the record date for the dividend.

II. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of record of shares of Series D Preferred Stock shall be entitled to receive their respective distributive share of the Company’s assets and funds (treating for this purpose all Preferred shares as if they have been converted to Common Stock pursuant to the terms of the Company’s Articles of Incorporation, as amended, and any applicable preferred stock designations immediately prior to such liquidation, dissolution or winding up of the Company), simultaneous with, and not in preference to, distribution to the holders of the Company’s Common Stock. A consolidation or merger of the Company with or into any other corporation or corporations, or a sale or transfer of more than 50% of the assets of the Company, or the effectuation by the Company of a transaction or series of transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section II.

1

III. Conversion.

A. Optional Conversion. Subject to the limitations and adjustments as set forth below, each holder of Series D Preferred Stock (a “Holder”) shall have the right, at any time commencing after issuance, to convert each one (1) share of Series D Preferred Stock into one (1) share of Common Stock (the “Conversion Ratio”). In order to convert Series D Preferred Stock into shares of Common Stock, the Holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Company, and shall give written notice to the Company at such office that the Holder elects to convert the same, the number of shares of Series D Preferred Stock so converted and the applicable Conversion Ratio (with an advance copy of the certificate(s) and the notice by facsimile) (the “Conversion Notice”); provided, however, that the Company shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless such shares of Series D Preferred Stock are delivered to the Company as provided above, or the Holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company and its transfer agent to indemnify the Company from any loss incurred by it in connection with such certificates. Notice of conversion may be given by a Holder at any time during the day up to 5:00 p.m. New York City time, and such conversion shall be deemed to have been made immediately prior to the close of business on the date notice of conversion is received by the Company. Within three (3) business days after the notice of conversion is delivered in accordance with the procedures set forth above, the Company shall deliver, or cause to be delivered, certificates evidencing such shares of its Common Stock and to forward the same to the Holder, or upon the election of the Holder, the Company shall transmit the shares of Common Stock to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the shares to or resale of the shares by the Holder, or (B) the shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the Holder.

In case of conversion under this Section III of only a part of the shares of Series D Preferred Stock represented by a certificate surrendered to the Company, the Company shall issue and deliver a new certificate for the number of shares of Series D Preferred Stock which have not been converted, upon receipt of the original certificate or certificates representing shares of Series D Preferred Stock so converted. Until such time as the certificate or certificates representing shares of Series D Preferred Stock which have been converted are surrendered to the Company and a certificate or certificates representing the Common Stock into which such shares of Series D Preferred Stock have been converted have been issued and delivered, the certificate or certificates representing the shares of Series D Preferred Stock which have been converted shall evidence the shares of Common Stock into which such shares of Series D Preferred Stock have been converted.

B. Certain Adjustments. In the event of a stock split, stock combination, stock dividend, stock subdivision or similar capitalization adjustment to the Company’s Common Stock, the Conversion Ratio will be adjusted proportionately such that, after such stock split or similar adjustment, each share of Series D Preferred will convert into an adjusted number of shares of Common Stock based on the ratio in the capitalization adjustment (for example, a 10-for-1 stock split would result in the Conversion Ratio being adjusted to equal 10). Any fractional shares issuable upon conversion resulting from such Conversion Ratio adjustment shall be rounded up to the nearest whole share.

2

C. Delivery Failure. If within five (5) business days of the Company’s receipt of the Conversion Notice (the “Share Delivery Period”), the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such Holder is entitled upon such holder’s conversion of the Series D Preferred Stock (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue, the Company shall pay additional damages to such Holder on each business day after such fifth (5th) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis pursuant to Section III(A) and to which such Holder is entitled, and (B) the VWAP of the Common Stock on the last possible date which the Company could have issued such Common Stock to such Holder without violating this Section.

D. Reservation of Shares. The Company shall, so long as any shares of Series D Preferred Stock are outstanding, to the extent practicable, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series D Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 100% of the number of shares of Common Stock for which the shares of Series D Preferred Stock are at any time convertible. In the event that there are not a sufficient number of authorized and unissued shares of Common Stock available for the effecting of conversions of the Series D Preferred Stock, the Company will use commercially reasonable efforts to effect an increase in the number of authorized shares or take other corporate action in order to satisfy such requirements for reservation of shares. The initial number of shares of Common Stock reserved for conversions of the Series D Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Series D Preferred Stock based on the number of shares of Series D Preferred Stock held by each Holder at the time of issuance of the Series D Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a Holder sells or otherwise transfers any of such Holder’s shares of Series D Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series D Preferred Stock shall be allocated to the remaining Holders of Series D Preferred Stock, pro rata based on the number of shares of Series D Preferred Stock then held by such Holder.

IV. Rank. All shares of the Series D Preferred Stock shall rank (i) senior to the Company’s Common Stock and any other class or series of capital stock of the Company hereafter created (each of the securities in clause (i) collectively referred to as “Junior Securities”), (ii) pari passu with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series D Preferred Stock and, (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series D Preferred Stock, in each case as to dividend distributions or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

V. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series D Preferred Stock shall have no voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, the Company shall not, without the written consent of the Holders of a majority of the then outstanding shares of the Series D Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock, (b) amend its articles or certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series D Preferred Stock, (d) designate or issue any shares of preferred stock ranking senior to the Series D Preferred Stock in any respect, or (d) enter into any agreement with respect to any of the foregoing.

3

VI. Other Protection Provisions. So long as any shares of Series D Preferred Stock are outstanding, in addition to the limitations set forth in Section IV above, the Corporation shall not, without first obtaining the majority written consent of the holders of Series D Preferred Stock, alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect adversely the holders of Series D Preferred Stock.

VII. Miscellaneous.

A. Retirement and No Redemption Obligation. Series D shares converted into Common Stock shall be canceled and retired and shall not be reissued as Series D. The Company shall complete any required retirement records or filings. Series D has no mandatory redemption, mandatory cash settlement or holder cash-put right against the Company.

B. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein, and any right of the Holders granted hereunder may be waived as to all shares of Series D Preferred Stock (and the holders thereof) upon the unanimous written consent of the Holders.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed email transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier, in each case addressed to a party as set forth below, or such other address and email address as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Company:

GPO Plus, Inc.

3571 E. Sunset Road, Suite 300

Las Vegas, Nevada 89120

Attention: Chief Executive Officer

Email: accounting@gpoplus.com

If to the Holders, to the addresses and email addresses of the Holders listed in the Company’s books and records.

4

Officer Certification

The undersigned officer of GPO Plus, Inc., a Nevada corporation, certifies that the Board of Directors adopted the resolutions establishing the Series D Preferred Stock in the foregoing form on [actual Board approval date], pursuant to authority granted by the Company’s operative Articles of Incorporation and NRS 78.1955. The Company has sufficient authorized and undesignated preferred shares to establish this series. This certification shall be signed only after those facts are verified.

GPO PLUS, INC.

By:	/s/ Brett H. Pojunis
Brett H. Pojunis
Chief Executive Officer and Chairman Actual signature date: September 9, 2026

5